Exhibit 10.2

List of Holders

Noteholder	Principal Amount	Date of Note
Stern YOI Limited Partnership	$1,125.18	August 19, 2020
Karen Finerman	$11,251.73	August 19, 2020
Jeffrey Schwarz Children’s Trust	$16,877.58	August 19, 2020
Jeffrey Schwarz Children’s Trust	$45,246.33	August 19, 2020
Metropolitan Capital Partners V LLC	$68,038.10	August 19, 2020
Jonathan Guss	$2,531.68	August 19, 2020
Stephanie Guss	$984.58	August 19, 2020